EXHIBIT 5

                                 Form of Opinion

                                May _______, 2002



Color Imaging, Inc.
4350 Peachtree Industrial Boulevard
Suite 100
Norcross, Georgia 30071

         Re:  Registration Statement on Form SB-2 (Registration No. 333-76090)

Gentlemen:

          We have acted as counsel to Color Imaging, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's registration statement on Form SB-2 (the "Registration Statement"), relating to the public sale of up to either (i) 3,500,000 Units, each Unit consisting of one share of the Company's common stock, $.01 par value and a warrant to purchase one share of the Company's common stock, $.01 par value, by the Company or (ii) 7,000,000 shares of common stock by the Company and the registration for resale by the Selling Stockholders (as defined in the Registration Statement) of 3,959,487 shares of the Company's common stock, $.01 par value.

          In rendering the opinion contained herein, we have relied in part upon examination of the Company's corporate records, documents, certificates and other instruments and an examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, we are of the opinion that (1) the Company's Units (the shares, the warrants, and shares issuable upon exercise of the warrants) have been duly and validly authorized and, when sold in the manner contemplated by the
Registration Statement, and upon receipt by the Company of payment therefor as provided in the Registration Statement, the Company's Units will be legally issued, fully paid and nonassessable; and (2) the Company's shares of common stock have been duly and validly authorized and, when sold in the manner contemplated by the Registration Statement, and upon receipt by the Company of payment therefor as provided in the Registration Statement, the Company's shares of common stock will be legally issued, fully paid and nonassessable. Furthermore, the shares of outstanding common stock of the Company held by the Selling Stockholders and offered pursuant to the Registration Statement are legally issued, fully paid and non-assessable. The shares subject to warrants held by the Selling Stockholders, when issued upon exercise of those warrants in accordance therewith, will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                        Sincerely,


                                        ARNALL GOLDEN GREGORY LLP


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